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                                                                  EXHIBIT (C)(7)

                     CERTIFICATE OF INCORPORATION, AS AMENDED
                                      OF
                           SMT HEALTH SERVICES INC.


  FIRST: The name of the corporation is SMT Health Services Inc.

  SECOND: The registered office of the Corporation is to be located at 32 Loockerman Square, Suite L-100 in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

  FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 21,000,000 shares, of which 20,000,000 shall be designated Common Stock, having a par value of $.01 per share (hereinafter called "Common Stock") and 1,000,000 shall be designated Preferred Stock, having a par value of $.01 per share (hereinafter called "Preferred Stock").

  Shares of the Preferred Stock shall be designated as the Board of Directors may determine and may be issued in series by the Board of Directors as hereinafter provided in paragraph (c) below. The relative rights and preferences of the shares of capital stock of the Corporation shall be as follows:

    (a) Each holder of Common Stock shall, at every meeting of stockholders of the Corporation, be entitled to one vote in person or by proxy for each share of Common Stock held by such holder and each holder of Preferred Stock with voting rights shall, at every meeting of stockholders of the Corporation, be entitled to one vote in person or by proxy for each share of Preferred Stock with voting rights held by such holder to the extent of such rights as specified pursuant to paragraph (c)(vii) below.

    (b) Subject to the rights, if any, of the holders of the Preferred Stock, or any series thereof, the holders of the Common Stock are entitled to the entire voting power, all dividends declared and paid by the Corporation and all assets of the Corporation in the event of any liquidation, dissolution, or winding up of the Corporation.

    (c) The Preferred Stock may be divided into and issued from time to time in one or more series. All shares of the Preferred Stock shall be of equal rank and shall be identical, except with respect to the particulars that may be fixed by the Board of Directors as hereinafter provided


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  pursuant to authority that is hereby expressly vested in the Board of
  Directors; provided, however, that each share of a given series of the Preferred Stock shall be identical in all respects with the other shares of such series. Before any shares of the Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, in the manner provided by law, the following particulars with respect to the shares of such series:

      (i) the distinctive designation of such series and the number of shares of Preferred Stock that shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then issued) from time to time by the Board of Directors by resolution;

      (ii) the dividend or rate of dividend payable with respect to shares of Preferred Stock of such series, the time of payment of any dividend, whether dividends shall be cumulative and, if so, the conditions under which and the date from which dividends shall be accumulated; the redemption provisions applicable to the shares of Preferred Stock of such series, if any, and if applicable, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of Preferred Stock of such series shall be redeemable;

      (iii) the redemption provisions applicable to the shares of Preferred Stock of such series, if any, and if applicable, the time or times when, the price or prices at which, and the other terms and conditions under which the shares of Preferred Stock of such series shall be redeemable;

      (iv) the amount payable on shares of Preferred Stock of such series in the event of any voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, which shall not be deemed to include the merger or consolidation of the Corporation or a sale, lease or conveyance of all or part of the assets of the Corporation;

      (v) the purchase, retirement or sinking fund provisions, if any, for the redemption or purchase of shares of Preferred Stock of such series;

      (vi) the rights, if any, of the holders of shares of Preferred Stock of such series to convert such shares into or exchange such shares for shares of the Common Stock or shares of any other series of the Preferred Stock and the terms and conditions of such conversion or exchange;

      (vii) subject to paragraph (a) above, the extent of voting rights of the shares of Preferred Stock of such series or the absence thereof; and

      (viii) such other terms, limitations, rights and preferences, if any, of such series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of creation of such series.

  FIFTH: The name and address of the incorporator is as follows:

  NAME                         ADDRESS

  Sherri Rosen                 380 Madison Avenue
                               New York, New York 10017

  SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

  (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided, in the by-laws. Election of directors need not be ballot unless the by-laws to provide.

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  (2) The Board of Directors shall have power without the assent or vote of the stockholders:

    (a) to make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends; and

    (b) to determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

  (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.


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  (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.

  SEVENTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

  EIGHT: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

  NINTH: The personal liability of directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph 7 of Subsection (b) of
Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.


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